EXHIBIT 99.1



                Avado Brands Updates Progress on Key Initiatives


     MADISON,  Ga., September 24, 2003 - Avado Brands, Inc. (OTC Bulletin Board:
AVDO), owner and operator of award-winning Don Pablo's Mexican Kitchen and Hops Grillhouse & Brewery, today reported on the progress of its key initiatives: improving same-store sales, reducing debt and improving profitability.

     Largely as a result of on-going marketing initiatives, Don Pablo's and Hops have continued to show improvement in same-store sales during the third quarter. The following tables provide sales data for fiscal 2003 calculated in accordance with GAAP ("GAAP sales"), which reflect the reduced selling price of items sold at a discount, and same-store-sales comparisons based on those GAAP sales. The table also includes sales data which has been adjusted to include the full menu price of items sold at a discount ("adjusted sales") and same-store-sales comparisons based on those adjusted sales. The Company believes that the presentation of adjusted sales, which is a non-GAAP financial measure, and related same-store-sales comparisons is meaningful to the understanding of current customer traffic trends and marketing initiatives which utilize customer discount incentives rather than traditional media. Prior to recent accounting pronouncements, which were adopted by the Company in the fourth quarter of fiscal 2002, the Company calculated and reported same-store sales in the same manner as "adjusted sales" are reported below.

                                        Dec. 30 -      May 6 -      Jun. 30 -
                                        May 5 (1)    Jun. 29 (2)   Sep. 21 (3)
                                      ------------- ------------- -------------
Don Pablo's

GAAP sales                              $ 80,409     $ 37,142       $ 54,425
Add:  customer discount incentives         2,585        1,815          2,172
------------------------------------- ------------- ------------- -------------
Adjusted sales                          $ 82,994     $ 38,957       $ 56,597
===================================== ============= ============= =============

Same-store sales: (compared to 2002)

GAAP sales                                -7.0%         1.4%          1.8%
Adjusted sales                            -5.8%         5.1%          5.4%
===================================== ============= ============= =============

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                                         Dec. 30 -     Apr. 21 -    Jun. 30 -
                                        Apr. 20 (1)   Jun. 29 (2)   Sep. 21 (3)
                                      -------------  ------------  ------------
Hops

GAAP sales                               $ 45,979      $ 30,458      $ 33,573
Add:  customer discount incentives          1,136         3,515         3,687
------------------------------------- -------------  ------------ -------------
Adjusted sales                           $ 47,115      $ 33,973      $ 37,260
===================================== =============  ============ =============

Same-store sales: (compared to 2002)

GAAP sales                                 -17.5%        -4.0%         -2.4%
Adjusted sales                             -17.1%         4.8%          6.1%
===================================== =============  ============ =============


     (1) Represents period during fiscal 2003 prior to initiation of customer discount incentive marketing promotions.

     (2) Represents period from the beginning of customer discount incentive marketing promotions through the end of the second quarter 2003.

     (3) Third quarter 2003 to-date.

     The Company also announced that it was able to further reduce debt during the third quarter primarily as a result of a $5.5 million federal income tax refund relating to prior tax years, which was received in September. $5.0 million of the refund was used to permanently reduce outstanding borrowings under the Company's revolving credit facility.

     As previously stated in the Company's Form 10-Q for the quarter ended June 29, 2003, there continues to be substantial doubt that the Company will be able to maintain compliance with certain of the financial covenant requirements contained in its credit facility for the twelve-month period ending September 28, 2003. Currently, outstanding cash borrowings under the facility total approximately $9.8 million.

     "As we stated at the end of the second quarter, our primary focus has shifted from driving same-store sales and reducing debt to improving profitability," said Tom E. DuPree, Jr., Chairman and Chief Executive Officer of Avado Brands, "and while we do not expect to see improved profitability during the third quarter, we do expect to see steady improvement in the profitability of both brands over time."

     Avado Brands owns and operates two proprietary brands comprised of 109 Don Pablo's Mexican Kitchens and 65 Hops Grillhouse & Breweries.


     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission.

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